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

                                                                   Exhibit 12



           American General Finance Corporation and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges



                                           Years Ended December 31,
                                 1994      1993      1992      1991      1990
                                            (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting  changes        $388,926  $327,103  $259,363  $218,295  $195,756
  Interest expense              411,875   368,986   378,679   375,349   389,203
  Implicit interest in rents     11,975    10,887     8,643     7,371     7,193

Total earnings                 $812,776  $706,976  $646,685  $601,015  $592,152


Fixed Charges:
  Interest expense             $411,875  $368,986  $378,679  $375,349  $389,203
  Implicit  interest in rents    11,975    10,887     8,643     7,371     7,193

Total  fixed charges           $423,850  $379,873  $387,322  $382,720  $396,396


Ratio of earnings to
  fixed charges                    1.92      1.86      1.67      1.57      1.49
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